EXHIBIT 10.5

EXECUTION VERSION

BRAND EXTENSION AGREEMENT TERMINATION AGREEMENT
This BRAND EXTENSION AGREEMENT TERMINATION AGREEMENT (this “Agreement”) is entered into July 29, 2019 and effective as of August 1, 2019 (the “Effective Date”), by and between Monsanto Company, a Delaware corporation (“Monsanto”), and The Scotts Company LLC, an Ohio limited liability company (“Scotts”). Each of Monsanto and Scotts may be referred to herein as a “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, Monsanto and Scotts are parties to that certain Amended and Restated Lawn and Garden Brand Extension Agreement - Americas, effective as of May 15, 2015 (the “Brand Extension Agreement”); and
WHEREAS, the Parties desire to mutually terminate the Brand Extension Agreement, with such termination to be effective as of the Effective Date.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.Termination of Brand Extension Agreement. Each Party mutually agrees that the Brand Extension Agreement shall be terminated effective as the Effective Date, and following such termination, the Brand Extension Agreement shall be of no further force or effect. This Agreement is written notification by each Party to the other Party of its intention to terminate the Brand Extension Agreement, and each Party hereby waives any right to prior notice or other requirements of termination that may be required under the Brand Extension Agreement.
2.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
3.Assignment. Neither this Agreement nor any right or interest under this Agreement may be assigned by any Party without the prior written consent of the other Party.
4.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the same business day if delivered personally or sent by telefax with confirmation of receipt, on the next business day if sent by overnight courier, or on the earlier of actual receipt as shown on the registered receipt or five business days after mailing if mailed by registered or certified mail (return receipt requested) to the Parties at the addresses set forth below (or at such other address for a Party as shall be specified by like notice):

(i) if to Monsanto, to:
Monsanto Company 800 North Lindbergh Boulevard St. Louis, MO 63167 Attn: Dr. Jacqueline Applegate Telephone: (314) 694-6900 Facsimile: (314) 694-7030
with a copy (which shall not constitute notice) to:
Monsanto Company 800 North Lindbergh Boulevard St. Louis, Missouri 63167 Attn: Martin Kerckhoff Telephone: (314) 694-1536 Facsimile: (314) 694-9009
(ii) if to Scotts, to:
The Scotts Company LLC 14111 Scottslawn Road Marysville, OH 43041 Attn: President Telephone: (937) 644-0011 Facsimile: (937) 644-7568
with a copy (which shall not constitute notice) to:
The Scotts Company LLC 14111 Scottslawn Road Marysville, OH 43041 Attn: General Counsel Telephone: (937) 644-0011 Facsimile: (937) 644-7568

5.Further Assurances. The Parties shall execute and deliver such further instruments and take such further actions as may be necessary or desirable to evidence more fully the agreement contained herein, including without limitation the termination of the Brand Extension Agreement.
6.Entire Agreement. This Agreement, together with all respective exhibits and schedules hereto, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof. Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement together with the Specified Agreements constitute an indivisible, integrated agreement with (a) a single nature and purpose and (b) interrelated obligations. The Parties acknowledge and agree that the consideration for this Agreement is adequate, that the consideration for each of the Specified Agreements is adequate, and that subsequent defaults or terminations of any of the Specified Agreements will not render this Agreement unenforceable due to lack of consideration.

The Parties further acknowledge and agree that, subject to the foregoing sentence, the consideration for each of the Specified Agreements is intended as interdependent consideration for all Specified Agreements and is not separate, distinct or capable of apportionment, such that a rejection in any proceeding pursuant to any applicable bankruptcy or insolvency laws of any terms of this Agreement or any of the Specified Agreements would constitute a rejection of all such agreements. The Parties acknowledge and agree that they would not have entered into this Agreement or any Specified Agreement without entering into all such agreements. Notwithstanding the foregoing, the Parties acknowledge and agree that no breach of this Agreement shall be deemed to be a breach of any Specified Agreement and that no breach of any Specified Agreement shall be deemed to be a breach of this Agreement; provided, that the foregoing shall not be deemed to negate an actual breach of this Agreement or the Specified Agreements, as applicable. “Specified Agreements” means the agreements, documents and instruments entered into contemporaneously with execution of this Agreement, including, without limitation (i) that certain Commercialization and Technology Agreement Termination Agreement by and between Monsanto and Scotts; (ii) that certain Asset Purchase Agreement by and between Monsanto and Scotts; (iii) that certain Third Amended and Restated Exclusive Agency and Marketing Agreement by and between Monsanto and Scotts, and (iv) all other agreements, documents and instruments contemplated by each of the foregoing.
7.Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.
8.Execution by Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. A signed copy of this Agreement delivered by e-mail, facsimile or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MONSANTO COMPANY By: /s/ Brett Begemann ____________________ Name: Brett Begemann Title: President

THE SCOTTS COMPANY LLC By: /s/ Thomas Randal Coleman ____________ Name: Thomas Randal Coleman Title: Chief Financial Officer

[Signature Page to Termination Agreement (regarding the Brand Extension Agreement)]